Exhibit 99
AT THE COMPANY
Donald Hildebrand / Jennifer Nelms
(404) 727-0971
FOR IMMEDIATE RELEASE
29 JUNE 2007
GeoVax Producing MVA-AIDS VACCINE for Phase 2 Human Trials
ATLANTA, Ga. — 3 July 2007 — GeoVax Labs, Inc. (OTC BB: GOVX), an Atlanta based biotechnology company, announced it has engaged BioReliance Corporation as contract manufacturer for its HIV-1 MVA (Modified Vaccinia) vaccine. This AIDS vaccine will be used in GeoVax’s Phase 2 trials planned for early 2008.
GeoVax HIV-1 MVA vaccine, manufactured by BioReliance in its Glasgow, UK facility, is the second part of a two-vaccine “Prime and Boost” immunization regimen intended to stimulate protection against development of AIDS in humans. GeoVax’s vaccination program utilizes 2 AIDS vaccines with the 1ST being a DNA vaccine designed to prime a person’s immune response and the 2nd a MVA vaccine administered to boost the an anti-HIV-1 immune response. Both vaccines express the 3 major proteins of the AIDS virus [HIV-1] with no risk of causing AIDS.
GeoVax’s human trials began in April 2003 to evaluate safety and efficacy of both its DNA & MVA anti-HIV [AIDS] vaccines. To date, one trial has successfully concluded, 2 are ongoing since 2006, and 2 additional trials are slated to begin July 2007. Encouraging safety and immunological results from these Phase 1 trials support the acceleration of GeoVax’s Phase 2 clinical studies which are in the planning stage for an early 2008 start.
Summary of Ongoing Human Trial Results:
Data from 2 current human trials indicates GeoVax’s HIV/AIDS vaccines:
•	Demonstrate very acceptable safety profiles in both the 1/10th dose trial begun Apr06 and full dose trial begun in Sep06.

•	Stimulate potentially protective anti-HIV immune responses in 100% of vaccine recipients in people receiving only 1/10th of a dose in each of 4 vaccinations.

•	Early data from a Sept 06 trial where individuals received 4 full doses of our AIDS vaccine indicates the vaccine is stimulating promising levels of anti-AIDS immune responses with the final data to be released at a later date.
GeoVax chose BioReliance as the contract manufacturer for its MVA vaccine based on their successful experience manufacturing Vaccinia-based vaccines and excellent regulatory history.
Cyndi Tolman, Vice President of GeoVax Labs, Inc. commented, “We are very pleased with our decision to utilize BioReliance as contract manufacturer for our MVA vaccines. Manufacturing of additional vaccine for our Phase 2 human trials is an important step

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forward for our AIDS vaccine development plan and demonstrates our confidence in the success of our AIDS vaccine program.”
Human trials, utilizing GeoVax’s AIDS vaccines, are being conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, which is funded and supported by the National Institutes of Health (NIH), is the largest worldwide clinical trials program devoted to the development and testing of HIV/AIDS vaccines. Preclinical work enabling development of the clinical evaluation of GeoVax’s DNA and MVA vaccines was also funded and supported by the NIH and National Institute of Allergy and Infectious Diseases.
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About GeoVax Labs, Inc. (www.geovax.com)
GeoVax Inc. is an Atlanta, Georgia USA biotechnology company, established to develop, license and commercialize the manufacture and sale of human vaccines for diseases caused by HIV-1 [Human Immunodeficiency Virus] and other infectious agents. HIV/AIDS vaccine technology is protected by 20 issued and filed patent applications.
GeoVax’s DNA and Recombinant MVA vaccines:
•	Protected 22/23 [96%] non-human primates for over 3 1/2 years post-infection with an AIDS causing virus — 5 of 6 non-vaccinated controls died of AIDS

•	Satisfactorily manufactured and tested under GMP/GLP — EMEA & FDA guidelines

•	Satisfactory completed Phase I human clinical trials

•	Currently in 2 ongoing human trials with positive immune responses reported in the majority of vaccine recipients as well as good vaccine safety. Two additional Phase 1/2 stage human trials with GeoVax AIDS vaccines started in June 2007 with a Phase 2 trial planned for early 2008.
About BioReliance Corporation (www.bioreliance.com)
BioReliance Corporation is a leading contract services organization, offering more than 1,000 tests or services related to biologics safety testing, in vitro and in vivo toxicology, viral manufacturing and lab animal health diagnostics for the biopharmaceutical and pharmaceutical industries. The company provides cost-effective services to over 600 clients annually, including most of the largest pharmaceutical and biopharmaceutical companies in the world. BioReliance has its primary facilities in Rockville, Maryland; Glasgow, Scotland; and Stirling, Scotland. Headquartered in Rockville, Maryland, BioReliance employs over 700 people globally.
Safe Harbor Statement
All statements in this news release that are not statements of historical fact are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether; GeoVax can develop these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be determined to be safe for use in humans, GeoVax’s vaccines

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will be effective in preventing AIDS in humans, the vaccines will receive the regulatory approvals necessary to be licensed and marketed, GeoVax can raise the required capital to complete development of its vaccines, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward looking statements involving certain risks and uncertainties including, without limitations, risks detailed in the Companies Securities and Exchange Commission filings and reports.

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